Exhibit 99.1

NEWS RELEASE

Transcat, Inc. 35 Vantage Point Drive • Rochester • NY • 14624 • Phone: (585) 352–7777
Transcat Reports 25% Increase in Net Income on
Record Net Revenue for Fiscal 2011 Fourth Quarter
•	Fourth quarter net revenue increased 9.4% to $25.8 million, while operating income climbed 30.6% to $1.8 million
•	Product segment net sales increased 14.5% in the fourth quarter; up 12.6% for the full fiscal year
•	Fourth quarter Service segment net revenue was up 1.0%; full fiscal year Service segment net revenue increased 12.2%
ROCHESTER, NY, May 19, 2011 – Transcat, Inc. (Nasdaq: TRNS) (“Transcat” or the “Company”), a leading distributor of professional grade handheld test and measurement instruments and accredited provider of calibration, repair and other measurement services, today reported financial results for its fiscal 2011 fourth quarter ended March 26, 2011. Included are the results of the calibration and repair services business of ACA TMetrix Inc. (“TMetrix”), which the Company acquired on November 1, 2010, and those of Wind Turbine Tools, Inc. (“Wind Turbine Tools”), a premier provider of products and services to the wind energy industry, which the Company acquired effective January 11, 2011.
Net revenue in the fourth quarter of fiscal 2011 was $25.8 million, an increase of 9.4% compared with net revenue of $23.5 million in the fourth quarter of fiscal 2010. Product segment net sales were $16.9 million for the fourth quarter of fiscal 2011, an increase of 14.5% compared with $14.7 million in the same period of the prior fiscal year. Service segment net revenue, which represented 34.6% of total net revenue, increased 1.0% to $8.9 million in the fourth quarter of fiscal 2011 compared with $8.8 million in the prior fiscal year fourth quarter.
Net income was $1.1 million, or $0.14 per diluted share, in the fourth quarter of fiscal 2011, up 25.0%, or $0.2 million, from net income of $0.9 million, or $0.12 per diluted share, in the same period of the prior fiscal year. The growth in net income was driven by a 67.0% increase in operating profits in the Company’s Product segment.
Charles P. Hadeed, President, CEO and COO of Transcat, commented, “We delivered our sixth consecutive record quarter as our Product segment grew more than 14 percent reflecting continued market penetration as a result of expanding our vendor and product portfolio and enhanced marketing activities. The Service segment growth for the quarter did not meet our expectations, but we are encouraged with the direction of that business which, in combination with our recent acquisition activity, should provide additional future growth opportunities.”
Mr. Hadeed continued, “Fiscal year 2011 was a record year for Transcat, highlighted by solid financial performance, including record annual revenue and record operating income. The integration and performance of United Scale and Engineering Corporation (“United Scale”), acquired in fiscal 2010, and our two fiscal 2011 acquisitions have gone extremely well. TMetrix was readily folded into our operations, incrementally adding to our Service business in Canada while enabling us to leverage our infrastructure. The Wind Turbine Tools acquisition expanded our reach into the wind energy industry and positions us well to accelerate growth within this industry.”
In April 2011, Transcat acquired CMC Instrument Services, Inc. (“CMC”), a Rochester, New York-based provider of dimensional calibration and repair services. Mr. Hadeed commented, “The CMC acquisition is strategically well-suited for us. It provides incremental calibration services market share and, being

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Transcat Reports 25% Increase in Net Income on Record Net Revenue for Fiscal 2011 Fourth Quarter	Page 2
May 19, 2011
within our existing operating footprint, is a relatively easy fold-in acquisition that allows us to leverage our existing infrastructure.”
Strong Product Sales Combined with Prudent Expense Management and an Improved Pricing Environment Drive 110 Basis Point Operating Margin Expansion in Fiscal 2011 Fourth Quarter
Fourth quarter 2011 gross profit increased to $6.9 million, or 26.9% of net revenue, compared with $6.4 million, or 27.3% of net revenue, in the prior year period, reflecting gains in gross profit from both the Product and Service segments of 11.4% and 2.5%, respectively. The 40 basis point decline in gross margin was primarily due to market channel mix.
Total operating expenses increased $0.1 million, or 1.6%, to $5.1 million in the fourth quarter of fiscal 2011, remaining relatively consistent compared with the fourth quarter of fiscal 2010. As a percentage of net revenue, operating expenses in the fourth quarter of fiscal 2011 were 20.0%, down from 21.5% in the prior fiscal year fourth quarter. Incremental operating and integration expenses associated with recently acquired businesses were offset by lower compensation expense and other spending controls.
Operating income for the fourth quarter of fiscal 2011 was $1.8 million, an increase of $0.4 million, or 30.6%, compared with $1.4 million in the fourth quarter of fiscal 2010. Operating margin was 6.9% in the fourth quarter of fiscal 2011, up 110 basis points from the prior fiscal year period.
During the fourth quarter of fiscal 2011, Transcat generated $2.4 million of EBITDA (earnings before interest, taxes, depreciation and amortization), compared with $1.9 million for the same period of the prior fiscal year. See Note 1 on page 5 for further description of this non-GAAP financial measure.
The effective tax rate in the fourth quarter of fiscal 2011 was 37.5% compared with 35.4% in the fourth quarter of fiscal 2010. The fourth quarter of fiscal 2011 tax rate was more indicative of what the Company expects in the future.
Product and Service Segment Review
Product Segment: Represents the distribution of professional grade handheld test and measurement instruments business (65.4% of total net revenue)
Product segment net sales increased $2.1 million, or 14.5%, to $16.9 million in the fourth quarter of fiscal 2011 compared with the same period of the prior fiscal year, driven by the Company’s expanding customer base. Sales to wind energy customers accounted for 7.2% and 5.4% of Product segment sales in the fourth quarters of fiscal 2011 and 2010, respectively. Fourth quarter 2011 wind energy sales were aided by the acquisition of Wind Turbine Tools in January 2011.
Average Product segment sales per day were $263 thousand in the fourth quarter of fiscal 2011 up from $230 thousand in the same period of the prior fiscal year. Sales of the Company’s products through its website increased 35.5% to $1.6 million, or 9.4% of product sales, in the fourth quarter of fiscal 2011 compared with $1.2 million, or 7.9% of product sales, in the same period of the prior fiscal year. Focused sales efforts within specific product groups and enhanced email marketing continued to drive the increase in online sales.
Product segment gross profit in the fourth quarter of fiscal 2011 grew to $4.2 million, or 25.0% of net product sales, compared with $3.8 million, or 25.7% of net product sales, in the fourth quarter of fiscal 2010. Gross margin for the Product segment is a function of a number of factors including volume, market channel mix, manufacturers’ rebates, product mix and discounts to customers. During the fourth quarter of fiscal 2011, Transcat employed aggressive pricing strategies within its direct channel resulting in market share gains, increased sales and higher profits. However, the pricing methods employed in our direct channel and an increased mix of products sold through the Company’s reseller channel, compressed gross margin by 70 basis points.

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Transcat Reports 25% Increase in Net Income on Record Net Revenue for Fiscal 2011 Fourth Quarter	Page 3
May 19, 2011
Product segment operating income was up 67.0% to $1.2 million, or 7.4% of net product sales, in the fourth quarter of fiscal 2011 compared with $0.7 million, or 5.1% of net product sales, in the same period of the prior fiscal year.
Service Segment: Represents the accredited calibration, repair and weighing system services business (34.6% of total net revenue)
Service segment net revenue was $8.9 million in the fourth quarter of fiscal 2011, a $0.1 million, or 1.0% increase from the $8.8 million reported in the same period of the prior fiscal year. When comparing year-over-year, higher revenue from non-wind energy customers of $0.6 million was offset by a $0.5 million decline in services provided to wind energy customers. This decline was primarily related to the cyclical nature of the wind energy industry and an unusually high volume of calibration and repair services provided to a key wind energy customer during the fourth quarter of fiscal 2010. Services provided to wind energy customers represented 6.4% of total service revenue for the fourth quarter of fiscal 2011 compared with 11.8% of total service revenue in the same period of the prior fiscal year.
The Company’s strategy has been to focus its capital and marketing investments in the electrical, temperature, pressure and dimensional disciplines. Typically, 15% to 20% of Service segment revenue has been generated from outsourcing customer equipment to third-party vendors for calibration beyond the Company’s chosen scope of capabilities. In the fourth quarter of fiscal 2011, 19.3% of the Company’s Service segment revenue was subcontracted to third-party vendors compared with 21.6% in the fourth quarter of fiscal 2010. The Company continues to evaluate the need for capital investments that could provide more in-house capabilities as it deems appropriate.
Service segment gross profit in the fourth quarter of fiscal 2011 was $2.7 million, an increase of 2.5% from $2.6 million in the same period of the prior fiscal year. Gross margin improved 40 basis points year-over-year as general inflationary increases and incremental costs associated with recent acquisitions were more than offset by other expense reductions, primarily lower third-party vendor costs associated with wind energy customers.
Service segment operating income was $0.5 million during the fourth quarter of fiscal 2011 compared with operating income of $0.6 million in the same period of the prior fiscal year. The decrease in operating income was primarily due to increased sales and marketing expenses.
Twelve-Month Review
Net revenue increased $10.1 million, or 12.5%, to $91.2 million in fiscal 2011, compared with net revenue of $81.1 million in fiscal 2010. Total annual growth for non-wind energy customers was $11.5 million including $3.1 million in incremental revenue from United Scale, while total wind energy customer revenue declined $1.4 million for the year in what was considered a weak year in the wind energy industry.
Product segment net sales were $59.9 million in fiscal 2011, an increase of 12.6%, compared with $53.1 million in fiscal 2010. Net sales growth for non-wind energy customers, including $1.6 million in incremental sales from United Scale, was partially offset by the decline in wind energy sales. Sales to wind energy customers accounted for 5.5% and 8.8% of Product segment sales in fiscal 2011 and fiscal 2010, respectively. Online Product sales were $5.6 million in fiscal 2011, up 31.8%, compared with $4.2 million in fiscal 2010. Transcat’s pending product shipments during fiscal year 2011 increased 13.0% to $2.0 million.
Service segment net revenue was $31.3 million in fiscal 2011, up 12.2%, compared with $27.9 million in fiscal 2010. Services provided to wind energy customers were relatively consistent year-over-year and represented 6.8% of total service revenue in fiscal 2011, compared with 7.6% of total service revenue in the prior fiscal year. United Scale contributed $1.5 million of incremental revenue in fiscal 2011, while revenue growth related to other customers increased $1.9 million for the year.

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Transcat Reports 25% Increase in Net Income on Record Net Revenue for Fiscal 2011 Fourth Quarter	Page 4
May 19, 2011
Gross margin improved to 25.5% in fiscal 2011, from 23.8% in fiscal 2010. Product segment gross margin was 25.7% and 23.4% for fiscal 2011 and 2010, respectively. The year-over-year increase was primarily a result of an improved pricing environment and increased manufacturer rebate income. Service segment gross margin was 25.3% for fiscal 2011 compared with 24.5% for fiscal 2010. A large portion of the higher Service segment revenue was acquisition related, which limited operating leverage opportunities.
Operating expenses increased $1.8 million, or 10.6%, to $18.7 million in fiscal 2011 compared with $16.9 million in fiscal 2010. As a percentage of net revenue, operating expenses during fiscal 2011 were 20.5%, compared with 20.9% during fiscal 2010. The primary drivers of increased operating expenses were higher employee-related expenses, including incremental costs for United Scale and Wind Turbine Tools personnel, and investments in sales and marketing. Operating income in fiscal 2011 was $4.6 million, or 5.0% of net revenue, compared with $2.4 million, or 2.9% of net revenue, in fiscal 2010.
Net income was $2.8 million, or $0.37 per diluted share, for fiscal 2011 compared with $1.5 million, or $0.19 per diluted share, for fiscal 2010.
EBITDA was $6.8 million for fiscal 2011, compared with $4.4 million for fiscal 2010. See Note 1 on page 5 for further description of this non-GAAP financial measure.
Balance Sheet and Cash Management
Net cash generated from operations was $2.6 million in fiscal 2011 compared with $5.6 million in fiscal 2010. The year-over-year change was the result of working capital requirements and timing. Inventory at the end of fiscal 2011 was $7.6 million, up from $5.9 million at the end of fiscal 2010, due to the Company’s strategic decision to increase inventory levels of specific, higher-volume products in support of greater sales growth and to maintain high levels of customer service in response to increased lead times from manufacturers. It is anticipated that inventory will increase in the first quarter of fiscal 2012 as the Company has made advance purchases of specific high demand items to ensure availability in the event that the aftermath of the Japanese earthquake causes part shortages related to those products.
Capital expenditures in fiscal 2011 were $1.6 million compared with $1.1 million in fiscal 2010 and were primarily used for additional service capabilities and infrastructure improvements that included facility expansion and investments in information technology. During fiscal 2011, the Company also spent $3.4 million to acquire TMetrix and Wind Turbine Tools and used an additional $0.6 million for the repurchase of 80,000 common shares in a private transaction at $6.90 per share.
On January 15, 2011, Transcat entered into an amendment to its credit agreement with JP Morgan Chase Bank, N.A., which provides for a revolving credit line of $15.0 million. The credit agreement was extended for 3 years on similar financial terms and conditions. The agreement allows up to $10.0 million for acquisitions in any 12-month period and dividends and stock repurchases up to $2.0 million in any 12-month period.
Outlook
Mr. Hadeed concluded, “Our objective continues to be to grow our Service segment at a greater rate than our Product segment. In addition, our focus is long-term and not quarter to quarter. We will continue to both proactively and reactively address near-term challenges such as extended vendor supply chain issues, declining international sales as a result of end of life products and wind energy industry cyclicality. We believe we are well prepared to deal with these challenges and perform for the long-term.”

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May 19, 2011
NOTE 1
In addition to reporting net income, a U.S. generally accepted accounting principle (“GAAP”) measure, we present EBITDA (earnings before interest, taxes, depreciation, and amortization), which is a non-GAAP measure. The Company believes EBITDA allows investors to view its performance in a manner similar to the methods used by management and provides additional insight into its operating results. EBITDA is not calculated through the application of GAAP and is not the required form of disclosure by the Securities and Exchange Commission. As such, it should not be considered as a substitute for the GAAP measure of net income and, therefore, should not be used in isolation of, but in conjunction with, the GAAP measure. The use of any non-GAAP measure may produce results that vary from the GAAP measure and may not be comparable to a similarly defined non-GAAP measure used by other companies. See attached EBITDA Reconciliation table on page 9.
ABOUT TRANSCAT
Transcat, Inc. is a leading distributor of professional grade handheld test and measurement instruments and accredited provider of calibration, repair and other measurement services primarily for the pharmaceutical and FDA-regulated, industrial manufacturing, energy and utilities, chemical manufacturing, and other industries. Through its distribution products segment, Transcat markets and distributes national and proprietary brand instruments to nearly 15,000 customers. The Company offers access to more than 25,000 test and measurement instruments. Transcat delivers precise, reliable, fast calibration, and repair services across the United States, Canada and Puerto Rico through its 14 strategically located Calibration Centers of Excellence. The breadth and depth of parameters covered by Transcat’s ISO/IEC 17025 scopes of accreditation are believed to be among the best in the industry.
Transcat’s growth strategy is to expand both its distribution products and calibration services in markets that value product breadth and availability and rely on accredited calibration services to maintain the integrity of their processes.
More information about Transcat can be found on its website at: transcat.com
Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “anticipates,” “believes,” “could,” and other similar words. All statements addressing operating performance, events, or developments that Transcat, Inc. expects or anticipates will occur in the future, including but not limited to statements relating to anticipated revenue, profit margins, sales operations, its strategy to build its sales representative channel, customer preferences and changes in market conditions in the industries in which Transcat operates are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties are more fully described in Transcat’s Annual and Quarterly Reports filed with the Securities and Exchange Commission, including under the heading entitled “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of the Company’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on the Company’s forward-looking statements. Except as required by law, the Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this press release.
For more information contact:
John Zimmer, Chief Financial Officer
Phone: (585) 352-7777 Email: jzimmer@transcat.com
-OR-
Deborah Pawlowski, Investor Relations
Phone: (716) 843-3908 Email: dpawlowski@keiadvisors.com
FINANCIAL TABLES FOLLOW

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May 19, 2011
TRANSCAT, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Amounts)

	(Unaudited)
	Fourth Quarter Ended		For the Years Ended
	March 26,	March 27,	March 26,	March 27,
	2011	2010	2011	2010
Product Sales	$16,853	$14,719	$59,862	$53,143
Service Revenue	8,904	8,816	31,324	27,918

Net Revenue	25,757	23,535	91,186	81,061

Cost of Products Sold	12,633	10,932	44,496	40,701
Cost of Services Sold	6,194	6,172	23,392	21,066

Total Cost of Products and Services Sold	18,827	17,104	67,888	61,767

Gross Profit	6,930	6,431	23,298	19,294

Selling, Marketing and Warehouse Expenses	3,179	3,151	11,756	10,682
Administrative Expenses	1,962	1,910	6,955	6,231

Total Operating Expenses	5,141	5,061	18,711	16,913

Operating Income	1,789	1,370	4,587	2,381

Interest Expense	32	29	73	63
Other Expense (Income), net	19	(4)	32	35

Total Other Expense	51	25	105	98

Income Before Income Taxes	1,738	1,345	4,482	2,283
Provision for Income Taxes	652	476	1,694	832

Net Income	$1,086	$869	$2,788	$1,451

Basic Earnings Per Share	$0.15	$0.12	$0.38	$0.20
Average Shares Outstanding	7,256	7,279	7,290	7,352

Diluted Earnings Per Share	$0.14	$0.12	$0.37	$0.19
Average Shares Outstanding	7,522	7,476	7,521	7,549

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May 19, 2011
TRANSCAT, INC.
CONSOLIDATED BALANCE SHEETS
(In Thousands, Except Share and Per Share Amounts)

	March 26,	March 27,
	2011	2010
ASSETS
Current Assets:
Cash	$32	$123
Accounts Receivable, less allowance for doubtful accounts of $73 and $82 as of March 26, 2011 and March 27, 2010, respectively	12,064	11,439
Other Receivables	617	418
Inventory, net	7,571	5,906
Prepaid Expenses and Other Current Assets	840	915
Deferred Tax Asset	631	566

Total Current Assets	21,755	19,367
Property and Equipment, net	5,253	4,163
Goodwill	11,666	10,038
Intangible Assets, net	1,982	1,234
Deferred Tax Asset	296	533
Other Assets	408	378

Total Assets	$41,360	$35,713

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$8,241	$8,798
Accrued Compensation and Other Liabilities	3,579	3,171
Income Taxes Payable	208	251

Total Current Liabilities	12,028	12,220
Long-Term Debt	5,253	2,532
Other Liabilities	750	704

Total Liabilities	18,031	15,456

Shareholders’ Equity:
Common Stock, par value $0.50 per share, 30,000,000 shares authorized; 7,759,580 and 7,698,450 shares issued as of March 26, 2011 and March 27, 2010, respectively; 7,260,798 and 7,279,668 shares outstanding as of March 26, 2011 and March 27, 2010, respectively	3,880	3,849
Capital in Excess of Par Value	10,066	9,357
Accumulated Other Comprehensive Income	485	382
Retained Earnings	11,092	8,304
Less: Treasury Stock, at cost, 498,782 and 418,782 shares as of March 26, 2011 and March 27, 2010, respectively	(2,194)	(1,635)

Total Shareholders’ Equity	23,329	20,257

Total Liabilities and Shareholders’ Equity	$41,360	$35,713

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May 19, 2011
TRANSCAT, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands)

	For the Years Ended
	March 26,	March 27,
	2011	2010
Cash Flows from Operating Activities:
Net Income	$2,788	$1,451
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Deferred Income Taxes	138	35
Depreciation and Amortization	2,293	2,080
Provision for Accounts Receivable and Inventory Reserves	158	133
Stock-Based Compensation Expense	428	579
Change in Contingent Consideration	(97)	–
Changes in Assets and Liabilities:
Accounts Receivable and Other Receivables	(357)	(2,453)
Inventory	(1,269)	(669)
Prepaid Expenses and Other Assets	(458)	(707)
Accounts Payable	(1,720)	3,639
Accrued Compensation and Other Liabilities	724	1,529
Income Taxes Payable	(55)	32

Net Cash Provided by Operating Activities	2,573	5,649

Cash Flows from Investing Activities:
Purchase of Property and Equipment	(1,647)	(1,128)
Payments of Contingent Consideration	–	(1,094)
Business Acquisitions, net of cash acquired	(3,427)	(1,917)

Net Cash Used in Investing Activities	(5,074)	(4,139)

Cash Flows from Financing Activities:
Revolving Line of Credit, net	2,740	(1,001)
Payments on Other Debt Obligations	(19)	(26)
Payment of Contingent Consideration	(52)	–
Issuance of Common Stock	300	201
Repurchase of Common Stock	(559)	(647)
Excess Tax Benefits Related to Stock-Based Compensation	12	4

Net Cash Provided by (Used in) Financing Activities	2,422	(1,469)

Effect of Exchange Rate Changes on Cash	(12)	23

Net (Decrease) Increase in Cash	(91)	64
Cash at Beginning of Period	123	59

Cash at End of Period	$32	$123

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May 19, 2011
Transcat, Inc.
Fiscal 2011 Fourth Quarter and Fiscal Year
Additional Information
EBITDA Reconciliation
(Dollars in thousands)
(Unaudited)

	FY2011
	Q1	Q2	Q3	Q4	YTD
Net Income	$278	$$527	$897	$1,086	$2,788
+ Interest Expense	12	16	13	32	73
+ Income Tax Provision	166	347	529	652	1,694
+ Depreciation & Amortization	496	529	597	671	2,293
EBITDA	$952	$1,419	$2,036	$2,441	$6,848

	FY2010
	Q1	Q2	Q3	Q4	YTD
Net Income (Loss)	$(89)	$188	$483	$869	$1,451
+ Interest Expense	14	11	9	29	63
+ Income Tax Provision (Benefit)	(56)	120	292	476	832
+ Depreciation & Amortization	461	498	565	556	2,080
EBITDA	$330	$817	$1,349	$1,930	$4,426

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Transcat, Inc.
Fiscal 2011 Fourth Quarter
Additional Information
Business Segment Data
(Dollars in thousands)

	(Unaudited)	(Unaudited)
	Quarter ended	Quarter ended		%
	March 26, 2011	March 27, 2010	$ Change	Change
Product
Net sales	$16,853	$14,719	$2,134	14.5%

Gross profit	4,220	3,787	433	11.4%
Margin	25.0%	25.7%

Operating income	1,246	746	500	67.0%
Margin	7.4%	5.1%

Service
Net revenue	$8,904	$8,816	$88	1.0%

Gross profit	2,710	2,644	66	2.5%
Margin	30.4%	30.0%

Operating income	543	624	(81)	(13.0%)
Margin	6.1%	7.1%

Consolidated
Net revenue	$25,757	$23,535	$2,222	9.4%

Gross profit	6,930	6,431	499	7.8%
Margin	26.9%	27.3%

Operating income	1,789	1,370	419	30.6%
Margin	6.9%	5.8%

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Transcat, Inc.
Fiscal 2011 Twelve Months
Additional Information
Business Segment Data
(Dollars in thousands)

	(Unaudited)	(Unaudited)
	Year ended	Year ended		%
	March 26, 2011	March 27, 2010	$ Change	Change
Product
Net sales	$59,862	$53,143	$6,719	12.6%

Gross profit	15,366	12,442	2,924	23.5%
Margin	25.7%	23.4%

Operating income	4,395	2,287	2,108	92.2%
Margin	7.3%	4.3%

Service
Net revenue	$31,324	$27,918	$3,406	12.2%

Gross profit	7,932	6,852	1,080	15.8%
Margin	25.3%	24.5%

Operating income	192	94	98	104.3%
Margin	0.6%	0.3%

Consolidated
Net revenue	$91,186	$81,061	$10,125	12.5%

Gross profit	23,298	19,294	4,004	20.8%
Margin	25.5%	23.8%

Operating income	4,587	2,381	2,206	92.7%
Margin	5.0%	2.9%

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Transcat Reports 25% Increase in Net Income on Record Net Revenue for Fiscal 2011 Fourth Quarter	Page 12
May 19, 2011
Transcat, Inc.
Additional Information
In the following tables, certain customers have been reclassified in prior periods to conform to the current period presentation
PRODUCT SEGMENT SALES BY MARKET CHANNEL
(Dollars in thousands)
(Unaudited)

	FY 2011
					FY 2011	% of
	Q1	Q2	Q3	Q4	YTD Total	Total
Direct	$9,640	$9,906	$12,462	$12,389	$44,397	74.2%
Reseller	3,133	3,352	3,861	4,199	14,545	24.3%
Freight Billed to Customers	202	214	239	265	920	1.5%
Total Product Sales	$12,975	$13,472	$16,562	$16,853	$59,862

	FY 2010
					FY 2010	% of
	Q1	Q2	Q3	Q4	YTD Total	Total
Direct	$8,469	$9,282	$10,757	$11,072	$39,580	74.5%
Reseller	2,628	2,521	4,226	3,411	12,786	24.1%
Freight Billed to Customers	171	167	203	236	777	1.4%
Total Product Sales	$11,268	$11,970	$15,186	$14,719	$53,143
PRODUCT SALES PER BUSINESS DAY
(Dollars in thousands)
(Unaudited)

	FY 2011
					FY 2011
	Q1	Q2	Q3	Q4	YTD Total
Number of business days	64	63	62	64	253
Total product sales	$12,975	$13,472	$16,562	$16,853	$59,862
Sales per day	$203	$214	$267	$263	$237

	FY 2010
					FY 2010
	Q1	Q2	Q3	Q4	YTD Total
Number of business days	64	63	61	64	252
Total product sales	$11,268	$11,970	$15,186	$14,719	$53,143
Sales per day	$176	$190	$249	$230	$211

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PRODUCT SEGMENT SALES BY REGION
(Dollars in thousands)
(Unaudited)

	FY 2011
					FY 2011	% of
	Q1	Q2	Q3	Q4	YTD Total	Total
United States	$11,124	$11,589	$14,254	$14,565	$51,532	86.1%
Canada	1,079	957	1,377	1,387	4,800	8.0%
Other International	570	712	692	636	2,610	4.4%
Freight Billed to Customers	202	214	239	265	920	1.5%
Total	$12,975	$13,472	$16,562	$16,853	$59,862

	FY 2010
					FY 2010	% of
	Q1	Q2	Q3	Q4	YTD Total	Total
United States	$9,732	$10,324	$13,121	$12,410	$45,587	85.8%
Canada	811	872	1,164	1,515	4,362	8.2%
Other International	554	607	698	558	2,417	4.5%
Freight Billed to Customers	171	167	203	236	777	1.5%
Total	$11,268	$11,970	$15,186	$14,719	$53,143
SERVICE SEGMENT REVENUE BY TYPE
(Dollars in thousands)
(Unaudited)

	FY 2011
					FY 2011	% of
	Q1	Q2	Q3	Q4	YTD Total	Total
Depot/On-site	$5,689	$5,800	$5,677	$6,963	$24,129	77.0%
Outsourced	1,786	1,473	1,466	1,720	6,445	20.6%
Freight Billed to Customers	178	175	176	221	750	2.4%
Total Service Revenue	$7,653	$7,448	$7,319	$8,904	$31,324

	FY 2010
					FY 2010	% of
	Q1	Q2	Q3	Q4	YTD Total	Total
Depot/On-site	$4,710	$5,045	$4,877	$6,688	$21,320	76.4%
Outsourced	1,079	1,319	1,591	1,907	5,896	21.1%
Freight Billed to Customers	151	161	169	221	702	2.5%
Total Service Revenue	$5,940	$6,525	$6,637	$8,816	$27,918

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